Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

June 30, 2023

Vince Holding Corp.

500 5th Avenue – 20th Floor

New York, New York 10110

Ladies and Gentlemen:

We have acted as counsel to Vince Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated June 30, 2023 (the “Prospectus Supplement”) to the prospectus dated September 21, 2021 (together with the Prospectus Supplement, the “Prospectus”), relating to the offering of shares of common stock, $0.01 par value per share (“Common Stock”), that may be issued and sold (the “Shares”) under a Sales Agreement entered into by the Company with Virtu Americas LLC on June 30, 2023 (the “Sales Agreement”). The Prospectus forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-259412) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

As counsel for the Company, we are familiar with the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), and the Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended to the date hereof, and we have reviewed originals, or copies certified or otherwise authenticated to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Sales Agreement, and (iv) the proceedings taken by the Company in connection with the authorization of the Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other records, agreements, instruments, certificates of public officials and representatives of the Company, and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion letter.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that, when (i) the Shares have been issued by the Company against payment of the agreed-upon consideration therefor in accordance with the provisions of the Sales Agreement, and (ii) certificates representing the Shares have been duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor and delivered to the purchasers thereof (or in the case of Shares issued without certificates, the due registration of issuance and constructive delivery through book entry of such Shares), then, upon the happening of such events, such Shares will be validly issued, fully paid and non-assessable.

June 30, 2023

The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Shares are issued, (i) there will not have occurred any change in the law or in the Certificate of Incorporation or Bylaws affecting the issuance of such Shares, and (ii) no relevant corporate actions will have been modified or rescinded, (d) the Shares will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of Common Stock under the Certificate of Incorporation, (e) all certificates evidencing any Shares will be in the form required by law and approved for issuance by the Company, (f) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware, and (g) future issuances of Shares will be made in accordance with the parameters established by the Board of Directors or a Pricing Committee of the Board of Directors, as such parameters may be established from time to time.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents, and proceedings, (b) that each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed, and (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinions. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion letter.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Ben A. Stacke
Ben A. Stacke, Partner